Exhibit 10.2

TAX MATTERS AGREEMENT
BY AND BETWEEN
3M COMPANY
AND
SOLVENTUM CORPORATION
DATED AS OF [●], 2024

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SCHEDULES
Schedule A        Specified Restricted Actions
Schedule B        Certain Entities
Schedule C        Certain SpinCo Representations and Warranties
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TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT, dated as of [●], 2024 (this “Agreement”), is by and between 3M Company, a Delaware corporation (“Parent”), and Solventum Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“SpinCo”). Each of Parent and SpinCo are herein referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Parent Board has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of [●], 2024 (the “Separation and Distribution Agreement”), providing for the separation of the SpinCo Business from the Parent Business (the “Separation”);
WHEREAS, Parent and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;
WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) as part of the Separation, for Federal Income Tax purposes, Parent contributed certain SpinCo Assets held by it to SpinCo (the “SpinCo Contribution”), in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities, (ii) the issuance by SpinCo to Parent of SpinCo Shares and (iii) the Cash Transfer; (b) Acelity, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acelity”), merged with and into Acelity LLC, a Delaware limited liability company disregarded as separate from SpinCo for Federal Income Tax purposes (“Acelity LLC”), with Acelity LLC surviving and Parent, in its capacity as sole shareholder of Acelity, receiving SpinCo Shares and cash with an aggregate value equal to the value of Acelity (the “Acelity Merger”); and (c) following the SpinCo Contribution, Parent will distribute to its shareholders at least 80.1% of all the outstanding SpinCo Shares by means of a pro rata distribution, as set forth in the Separation and Distribution Agreement (the “Distribution”);
WHEREAS, following the Distribution, (a) Parent may retain up to 19.9% of the outstanding SpinCo Shares (any SpinCo Shares so retained, the “Retained Stock”), and (b) Parent will sell any Retained Stock in one or more taxable dispositions to third-party investors;
WHEREAS, the Parties intend that, for Federal Income Tax purposes, the External Spin-Off Transactions, taken together, will qualify, in whole or in part, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code;
WHEREAS, prior to consummation of the Distribution, Parent was the common parent of an affiliated group of corporations, including SpinCo, within the meaning of Section 1504 of the Code;

WHEREAS, as a result of the Distribution, SpinCo and its Subsidiaries will cease to be members of the affiliated group of corporations within the meaning of Section 1504 of the Code of which Parent is the common parent; and
WHEREAS, the Parties desire to (a) provide for and agree upon the allocation between the Parties of liabilities for certain Taxes and entitlement to Refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for and agree upon other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the U.S. Tax-Free Status and Foreign Tax-Free Status;
NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:
Article 1.    Definition of Terms. For purposes of this Agreement (including the Recitals hereof), the following terms have the following meanings:
“Accounting Firm” has the meaning set forth in Section 13.02.
“Acelity” has the meaning set forth in the Recitals.
“Acelity LLC” has the meaning set forth in the Recitals.
“Acelity Merger” has the meaning set forth in the Recitals.
“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for a Tax Benefit with respect to Taxes previously paid.
“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
“Agreement” means this Tax Matters Agreement.
“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.
“Benefited Party” has the meaning set forth in Section 5.01(b).
“Capital Stock” means all classes or series of capital stock, including (a) the common stock, (b) all options, warrants, and other rights to acquire such capital stock, and (c) all instruments treated as stock for Federal Income Tax purposes.
“Cash Adjustment Amount” has the meaning set forth in the Separation and Distribution Agreement.
“Cash Transfer” has the meaning set forth in the Separation and Distribution Agreement.

“Chosen Courts” has the meaning set forth in Section 16.02.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Compensatory Equity Interests” has the meaning set forth in Section 5.02(a).
“Controlled Active Trades or Businesses” means, with respect to the Distribution or any Internal Distribution, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by the relevant Controlled Company and the relevant Controlled SAG of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the Distribution or such Internal Distribution (as described in the Tax Materials), as conducted immediately prior to the Distribution or such Internal Distribution.
“Controlled Company” means any member of the SpinCo Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in the Distribution or any Internal Distribution (including, for the avoidance of doubt, SpinCo).
“Controlled SAG” means, with respect to a Controlled Company, the “separate affiliated group” of such Controlled Company, within the meaning of Section 355(b)(3)(B) of the Code.
“Designated SpinCo Separate Return” means any SpinCo Separate Return with respect to State Income Taxes for the taxable year ended December 31, 2023, excluding any subsequent amendment of any initially filed SpinCo Separate Return with respect to State Income Taxes for such taxable year.
“Dispute” has the meaning set forth in Section 13.01.
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Distribution Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.
“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.
“email” has the meaning set forth in Section 16.05.
“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“External Spin-Off Transactions” means (a) the SpinCo Contribution, (b) the Distribution, and (c) (i) the receipt by Parent of cash pursuant to the Cash Transfer and (ii) the transfer by Parent of cash received pursuant to the Cash Transfer to one or more creditors of Parent or to Parent shareholders.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.
“Federal Income Tax Benefit” means any Tax Benefit with respect to any Federal Income Tax.
“Federal Other Tax” means any Tax imposed by the federal government of the United States other than any Federal Income Tax and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.
“Federal Tax” means any Federal Income Tax or Federal Other Tax.
“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.
“Final Determination” means the final resolution of liability for any Tax in connection with a Tax Contest, which resolution may be for a specific issue or adjustment or for a Tax Period: (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all Tax Periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.
“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.
“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income Tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.
“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.
“Foreign Separations” means the internal restructuring transactions intended to effect the separation of the Parent Assets and Parent Liabilities from the SpinCo Assets and SpinCo

Liabilities held by certain subsidiaries of Parent organized in the jurisdictions outside the United States (including through the transfer of equity interests in any such subsidiary).
“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.
“Foreign Tax-Free Status” means, with respect to (a) each of the Foreign Separations, the qualification thereof for non-recognition of income or gain (or similar treatment) for Foreign Income Tax purposes under the laws of the relevant foreign jurisdiction, (b) any Foreign Separation that is covered by a Tax Opinion/Ruling or other written guidance addressing the Foreign Tax treatment thereof, the qualification of such transaction for the Foreign Tax treatment set forth in such Tax Opinion/Ruling or other written guidance, and (c) any Foreign Separation the VAT treatment of which is set forth in a Transaction Document, the qualification of such transaction for the VAT treatment set forth in such Transaction Document.
“Former Employee” has the meaning set forth in the Employee Matters Agreement.
“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.
“Group” means the Parent Group or the SpinCo Group, as the context requires.
“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.
“Internal Distribution” means the separation of the Parent Assets and Parent Liabilities from the SpinCo Assets and SpinCo Liabilities held by certain subsidiaries of Parent in a transaction intended to qualify, for Federal Income Tax purposes, as a distribution that is generally tax-free pursuant to Section 355(a) (or Sections 355(a) and 368(a)(1)(D)) of the Code.
“Internal Separation Transaction” means any internal restructuring transaction, other than the Internal Distributions, that is (a) undertaken pursuant to the Separation Step Plan and (b) either (i) covered by a Tax Opinion/Ruling or other written guidance addressing the Federal Income Tax treatment thereof or (ii) intended to qualify for non-recognition of income or gain for Federal Income Tax purposes as set forth in the Separation Step Plan.
“IRS” means the U.S. Internal Revenue Service.
“IRS Ruling Request” means the request(s) for private letter rulings filed by Parent on March 15, 2023 with the IRS (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such request.
“Joint Return” means any Tax Return of a member of the Parent Group or the SpinCo Group that is not a Separate Return.
“Law” has the meaning set forth in the Separation and Distribution Agreement.
“Notified Action” has the meaning set forth in Section 6.04(a).

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.
“Parent” has the meaning set forth in the first sentence of this Agreement.
“Parent Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Parent is the common parent.
“Parent Assets” has the meaning set forth in the Separation and Distribution Agreement.
“Parent Board” has the meaning set forth in the Separation and Distribution Agreement.
“Parent Business” has the meaning set forth in the Separation and Distribution Agreement.
“Parent Capital Stock” means all classes or series of Capital Stock of Parent, including (a) the Parent Shares, (b) all options, warrants, and other rights to acquire such Capital Stock, and (c) all instruments treated as stock in Parent for Federal Income Tax purposes.
“Parent Employee” has the meaning set forth in the Employee Matters Agreement.
“Parent Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the Parent Affiliated Group.
“Parent Foreign Combined Income Tax Return” means (a) a consolidated, combined or unitary or other similar Foreign Income Tax Return or (b) any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity, in the case of each of clauses (a) and (b), that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.
“Parent Group” has the meaning set forth in the Separation and Distribution Agreement.
“Parent Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“Parent Separate Return” means any Tax Return of any member of the Parent Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the SpinCo Group.
“Parent Shares” has the meaning set forth in the Separation and Distribution Agreement.
“Parent State Combined Income Tax Return” means a consolidated, combined or unitary Tax Return with respect to State Income Taxes that actually includes, by election or otherwise, one or more members of the Parent Group and one or more members of the SpinCo Group.
“Parties” and “Party” have the meaning set forth in the second sentence of this Agreement.

“Past Practices” has the meaning set forth in Section 3.03(b).
“Payment Date” means (a) with respect to any Parent Federal Consolidated Income Tax Return, (i) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (ii) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (iii) if earlier than the date described in clause (ii), the date such Tax Return is filed, as the case may be, and (b) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law; in each case, taking into account any automatic or validly elected extensions, deferrals, or postponements of the due date for payment of any such estimated Taxes or any Tax shown on such Tax Return, as applicable.
“Payor” has the meaning set forth in Section 4.02.
“Person” has the meaning set forth in the Separation and Distribution Agreement.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period beginning the day after the Distribution Date.
“Post-Distribution Ruling” has the meaning set forth in Section 6.02(d)(i).
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period ending on the Distribution Date.
“Privilege” means any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work-product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise twenty-five percent (25%) or more of (a) the value of all outstanding shares of stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, as of the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a

Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“PTEP” means any earnings and profits of a foreign corporation that would be excluded from gross income pursuant to Section 959 of the Code.
“Refund” means any refund of Taxes, including any refund or reduction in Tax liabilities by means of a credit or offset.
“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered by, or on behalf of, Parent, SpinCo or others to a Tax Advisor (or a Tax Authority) in connection with the issuance by such Tax Advisor (or Tax Authority) of a Tax Opinion/Ruling.
“Required Party” has the meaning set forth in Section 4.02.
“Restriction Period” means the period beginning on the date hereof and ending on the two (2)-year anniversary of the Distribution Date.
“Retained Stock” has the meaning set forth in the Recitals.
“Retention Date” has the meaning set forth in Section 8.01.
“Ruling Request” means the IRS Ruling Request and/or any other request filed with the IRS or any other Tax Authority requesting rulings regarding the Tax consequences of any transactions contemplated by the Separation Step Plan (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendments or supplements to such request.
“Section 336(e) Election” has the meaning set forth in Section 6.05(g).
“Section 6.02(e) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were fifteen percent (15%) instead of twenty-five percent (25%).

“Separate Returns” means, collectively, Parent Separate Returns and SpinCo Separate Returns.
“Separation” has the meaning set forth in the Recitals.
“Separation and Distribution Agreement” has the meaning set forth in the Recitals.
“Separation-Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority, or any other Person asserts a position that could reasonably be expected to adversely affect (a) the U.S. Tax-Free Status of any Internal Distribution, Internal Separation Transaction, or External Spin-Off Transaction or (b) the Foreign Tax-Free Status of any Foreign Separation.
“Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.
“Separation Tax Losses” means (a) all Taxes imposed pursuant to (or any reduction to a Refund resulting from) any settlement, Final Determination, judgment, or otherwise; (b) all third-party accounting, legal, and other professional fees and court costs incurred in connection with such Taxes (or reduction in a Refund), as well as any other out-of-pocket costs incurred in connection with such Taxes (or reduction in a Refund); and (c) all third-party costs, expenses, and damages associated with any stockholder litigation or other controversies and any amount paid by Parent, SpinCo or any of their respective Affiliates in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of (i) any External Spin-Off Transaction, Internal Distribution, or Internal Separation Transaction to have U.S. Tax-Free Status or (ii) any Foreign Separation to have Foreign Tax-Free Status.
“Specified Restricted Actions” has the meaning set forth in Schedule A.
“SpinCo” has the meaning set forth in the first sentence of this Agreement, and references herein to SpinCo shall include any entity treated as a successor to SpinCo.
“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (a) the SpinCo Shares, (b) all options, warrants, and other rights to acquire such capital stock, and (c) all instruments treated as stock in SpinCo for Federal Income Tax purposes.
“SpinCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.
“SpinCo CFO Certificate” has the meaning set forth in Section 6.02(e).

“SpinCo Contribution” has the meaning set forth in the Recitals.
“SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.
“SpinCo Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the affiliated group (as defined in Section 1504 of the Code) of which SpinCo is the common parent.
“SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Separate Return” means any Tax Return of any member of the SpinCo Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the Parent Group.
“SpinCo Shares” has the meaning set forth in the Separation and Distribution Agreement.
“State Income Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital, or similar Taxes imposed in lieu of or in addition to a Tax imposed on or measured by income and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Income Tax Benefit” means any Tax Benefit with respect to any State Income Tax.
“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, or any city or municipality located therein, other than any State Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Tax” means any State Income Tax or State Other Tax.
“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.
“Tax” or “Taxes” means (a) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local, or foreign Tax Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum, or other taxes (including any fee, assessment, or other charge in the nature of or in lieu of any tax), whether disputed or not, and (b) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means any Tax counsel or accountant of recognized national standing in the United States (or, in the case of any Tax Opinion/Ruling that is an opinion regarding the Foreign Tax treatment of any Foreign Separation, in the relevant foreign jurisdiction(s)).
“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, overall foreign loss, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit (including, for the avoidance of doubt, any item that could reduce “adjusted financial statement income” within the meaning of Section 56A(a) of the Code).
“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes, or otherwise having jurisdiction with respect to any Tax.
“Tax Benefit” means any reduction in liability for Tax as a result of any loss, deduction, Refund, reimbursement, offset, credit, or other item reducing any Taxes otherwise payable.
“Tax Contest” means an audit, review, examination, assessment, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).
“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture of credit, or any other item that increases or decreases Taxes paid or payable.
“Tax Law” means the Law of any Governmental Authority relating to any Tax.
“Tax Materials” means (a) the Tax Opinion/Rulings, (b) each Ruling Request, and (c) the Representation Letters.
“Tax Opinion/Ruling” means (a) each opinion of a Tax Advisor or ruling by the IRS or another Tax Authority delivered or issued to Parent or any of its subsidiaries in connection with, and regarding the Federal Income Tax treatment of, (i) any External Spin-Off Transaction, (ii) any Internal Distribution or (iii) any other internal restructuring transaction undertaken pursuant to the Separation Step Plan that is intended to qualify for non-recognition treatment for Federal Income Tax purposes and (b) each opinion of a Tax Advisor or ruling by a Tax Authority delivered or issued to Parent or any of its subsidiaries in connection with, and regarding the Foreign Tax treatment of, any Foreign Separation.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” means any (a) Tax Returns, (b) Tax Return work papers, (c) documentation relating to any Tax Contests and (d) any other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.
“Tax Return” or “Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Third Party” has the meaning set forth in the Separation and Distribution Agreement.
“Transaction Documents” means, collectively, the Separation and Distribution Agreement and the Ancillary Agreements.
“Transaction Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, notarial, filing, or similar Taxes (other than VAT) imposed on any transfer of assets (including equity interests) or liabilities occurring pursuant to the Transactions.
“Transactions” means the External Spin-Off Transactions and the other transactions contemplated by the Separation Step Plan and the Transaction Documents (including the Internal Distributions, the Internal Separation Transactions, and the Foreign Separations).
“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Parent, and on which Parent may rely to the effect that a transaction will not (a) affect the U.S. Tax-Free Status of any External Spin-Off Transaction or any Internal Distribution or (b) adversely affect any of the conclusions set forth in any Tax Opinion/Ruling regarding the U.S. Tax-Free Status of any External Spin-Off Transaction or any Internal Distribution; provided that any Tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock or the Capital Stock of any Controlled Company with respect to any Internal Distribution entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such Tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes (x) the Distribution or (y) any Internal Distribution. Any such opinion must assume that the External Spin-Off Transactions and/or the Internal Distributions, as relevant, would have qualified for U.S. Tax-Free Status if the transaction in question did not occur.
“U.S. Tax-Free Status” means, with respect to (a) each External Spin-Off Transaction and each Internal Distribution, the qualification thereof (i) as a “reorganization” described in Sections 355(a) and/or 368(a)(1)(D) of the Code and/or as a distribution under Sections 355(a) and (c) of the Code, (ii) as a transaction in which (x) the cash or other property received is property with respect to which no gain is recognized pursuant to Section 361(a) or (b) of the

Code, (y) the stock distributed thereby is “qualified property” with respect to which no gain is recognized pursuant to Sections 355(c) and/or 361(c) of the Code (and neither Section 355(d) nor Section 355(e) applies to treat such property as other than “qualified property” for such purposes), and (z) the members of each of the Parent Group and the SpinCo Group recognize no income or gain pursuant to Sections 355, 361 and/or 1032 of the Code, other than any income or gain recognized as a result of intercompany items or excess loss accounts being taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (b) any Internal Separation Transaction that is (i) covered by a Tax Opinion/Ruling or other written guidance addressing the Federal Income Tax treatment thereof, the qualification of such transaction for the Federal Income Tax treatment set forth in such Tax Opinion/Ruling or other written guidance or (ii) intended to qualify for non-recognition of income or gain for Federal Income Tax purposes as set forth in the Separation Step Plan, the qualification of such transaction for the Federal Income Tax treatment set forth in the Separation Step Plan.
“VAT” means (a) any Tax imposed in compliance with the Council Directive of November 28, 2006, on the common system of value added tax (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or in addition to, such Tax referred to in clause (a) above, or imposed elsewhere. For the avoidance of doubt, VAT includes goods and services tax, harmonized sales tax, consumption tax, and other similar Taxes.
Article 2.    Responsibility for Tax Liabilities.
Section 2.01    General Rule.
(a)    Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes that are allocated to Parent under this Article 2.
(b)    SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes that are allocated to SpinCo under this Article 2.
Section 2.02    Allocation of Federal Taxes. Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, Federal Taxes shall be allocated as follows:
(a)    Federal Income Taxes on Parent Federal Consolidated Income Tax Returns. With respect to any Parent Federal Consolidated Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return.
(b)    Federal Income Taxes on Federal Separate Income Tax Returns.
(i)    Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Parent Separate Return.

(ii)    SpinCo shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any SpinCo Separate Return.
(c)    Federal Other Taxes.
(i)    Parent shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any (A) Parent Separate Return or (B) Joint Return that Parent or any member of the Parent Group is obligated to file under the Code.
(ii)    SpinCo shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any (A) SpinCo Separate Return or (B) Joint Return that SpinCo or any member of the SpinCo Group is obligated to file under the Code.
Section 2.03    Allocation of State Taxes. Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, State Taxes shall be allocated as follows:
(a)    State Income Taxes Relating to Parent State Combined Income Tax Returns. With respect to any Parent State Combined Income Tax Return, Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any such Tax Return.
(b)    State Income Taxes Relating to Separate Returns.
(i)    Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return.
(ii)    SpinCo shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any SpinCo Separate Return.
(c)    State Other Taxes.
(i)    Parent shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any (A) Parent Separate Return or (B) Joint Return that Parent or any member of the Parent Group is obligated to file under applicable Tax Law.
(ii)    SpinCo shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any (A) SpinCo Separate Return or (B) Joint Return that SpinCo or any member of the SpinCo Group is obligated to file under applicable Tax Law.

Section 2.04    Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, Foreign Taxes shall be allocated as follows:
(a)    Foreign Income Taxes Relating to Parent Foreign Combined Income Tax Returns. Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Foreign Combined Income Tax Return.
(b)    Foreign Income Taxes Relating to Separate Returns.
(i)    Parent shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Parent Separate Return.
(ii)    SpinCo shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any SpinCo Separate Return.
(c)    Foreign Other Taxes.
(i)    Parent shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any (A) Parent Separate Return or (B) Joint Return that Parent or any member of the Parent Group is obligated to file under applicable Tax Law.
(ii)    SpinCo shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any (A) SpinCo Separate Return or (B) Joint Return that SpinCo or any member of the SpinCo Group is obligated to file under applicable Tax Law.
Section 2.05    Transaction Transfer Taxes and VAT.
(a)    SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:
(i)    all Transaction Transfer Taxes other than any such Taxes for which Parent is liable pursuant to Section 2.05(b)(i); and
(ii)    any VAT imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the SpinCo Group is the transferee with respect to the relevant transfer.
(b)    Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:
(i)    any Transaction Transfer Taxes imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax); and

(ii)    any VAT imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the Parent Group is the transferee with respect to the relevant transfer.
Section 2.06    Allocation Conventions. For purposes of Section 2.02, Section 2.03 and Section 2.04, Taxes shall be allocated in accordance with Section 3.02(b), Section 3.05 and Section 3.09 and shall be treated for purposes of determining any liabilities hereunder as required to be reported on the Tax Returns to which such Taxes are allocated in accordance with such sections.
Section 2.07    Additional SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, without duplication:
(a)    any Tax (other than Separation Tax Losses) (i) resulting from a breach by SpinCo of any representation or covenant made by SpinCo in this Agreement, the Separation and Distribution Agreement or any other Transaction Document, or any Representation Letter or (ii) imposed under Section 965(l)(1) of the Code as a result of SpinCo or any member of the SpinCo Group becoming an expatriated entity at any time during the ten (10)-year period beginning on December 22, 2017 (within the meaning of Section 965(l) of the Code);
(b)    any Separation Tax Losses for which SpinCo is responsible pursuant to Section 6.05(a); and
(c)    any costs and expenses (including all legal, accounting and other professional fees and expenses and court costs) incurred in connection with the Taxes described in clauses (a) and (b).
Section 2.08    Additional Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, without duplication:
(a)    any Tax (other than Separation Tax Losses) (i) resulting from a breach by Parent of any representation or covenant made by Parent in this Agreement, the Separation and Distribution Agreement, or any other Transaction Document or any Representation Letter or (ii) imposed under Section 965(l)(1) of the Code as a result of Parent or any member of the Parent Group becoming an expatriated entity at any time during the ten (10)-year period beginning on December 22, 2017 (within the meaning of Section 965(l) of the Code);
(b)    any Separation Tax Losses for which Parent is responsible pursuant to Section 6.05(b); and
(c)    any costs and expenses (including all legal, accounting and other professional fees and expenses and court costs) incurred in connection with the Taxes described in clauses (a) and (b).

Article 3.    Preparation and Filing of Tax Returns.
Section 3.01    General. Except as otherwise provided in this Article 3, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Parties shall, and shall cause their respective Affiliates to, provide assistance and cooperation to one another in accordance with Article 7 with respect to the preparation and filing of Tax Returns (including by providing information required to be provided pursuant to Article 7).
Section 3.02    Parent Responsibility.
(a)    Parent has the exclusive obligation and right to prepare and file, or cause to be prepared and filed, (i) Parent Federal Consolidated Income Tax Returns for any Tax Periods ending before, on or after the Distribution Date; (ii) Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns, and any other Joint Returns that Parent reasonably determines are required to be filed (or that Parent chooses to be filed) by Parent or any member of the Parent Group for Tax Periods ending before, on or after the Distribution Date; (iii) Parent Separate Returns and SpinCo Separate Returns that Parent reasonably determines are required to be filed by the Parties or any of their Affiliates for Tax Periods ending before, on or after the Distribution Date (limited, in the case of SpinCo Separate Returns, to such Tax Returns as are required to be filed (taking into account extensions) on or before the Distribution Date); and (iv) Designated SpinCo Separate Returns.
(b)    With respect to the Parent Federal Consolidated Income Tax Return for the taxable year that includes the Distribution Date, Parent may determine in its sole discretion whether to make a ratable election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to SpinCo. SpinCo shall, and shall cause each member of the SpinCo Group to, take all actions necessary to give effect to any such election. Except as otherwise provided in Section 3.04, Parent shall prepare any Tax Return that it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02(a), in accordance with reasonable Tax accounting practices selected by Parent.
Section 3.03    SpinCo Responsibility.
(a)    SpinCo shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required or entitled to prepare and file pursuant to Section 3.02. The Tax Returns required to be prepared and filed by SpinCo under this Section 3.03 shall include (i) any SpinCo Federal Consolidated Income Tax Return for Tax Periods ending after the Distribution Date and (ii) SpinCo Separate Returns (other than any Designated SpinCo Separate Return) required to be filed (taking into account extensions) after the Distribution Date.
(b)    Except as otherwise provided in Section 3.04, with respect to any Tax Return that SpinCo has the obligation and right to prepare and file, or cause to be prepared and filed, pursuant to Section 3.02(a) or Section 3.03(a), for any Pre-Distribution Period or Distribution Straddle Period (or any Tax Period beginning after the Distribution Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file for any Tax Period), such Tax Return shall be prepared in accordance with past practices (including, for the avoidance of doubt, any past practices with respect to transfer pricing methodologies), accounting methods, elections or conventions (“Past Practices”) used with respect to such items (or similar arrangements) on Parent Tax Returns (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax practices, accounting methods, elections or conventions selected by SpinCo; provided, however, no determination shall be made that (i) there is no reasonable basis for the use of Past Practices or (ii) any item is not covered by Past Practices, in each case, without Parent’s prior consent to such determination.
Section 3.04    Reporting of Transactions. Except to the extent otherwise required (x) by a change in applicable law or (y) as a result of a Final Determination, (a) neither Parent nor SpinCo shall (and shall not permit or cause any member of its respective Group to) take any position that is inconsistent with the treatment of (i) any External Spin-Off Transaction, any Internal Distribution, or any Internal Separation Transaction, in each case, as having U.S. Tax-Free Status (or analogous status under state or local law) or (ii) any Foreign Separation intended to have Foreign Tax-Free Status as having such status, and (b) SpinCo shall not (and shall not permit or cause any member of the SpinCo Group to) take any position with respect to any material item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner that is inconsistent with the manner in which such item is reported on a Tax Return that Parent has the obligation or right to file pursuant to Section 3.02(a) (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return); provided, however, that, notwithstanding anything to the contrary herein, (a) if Parent determines that (x) any Foreign Separation intended to have Foreign Tax-Free Status does not qualify for such status or (y) there has been a change in relevant facts after the Distribution Date as a result of which (i) any External Spin-Off Transaction, any Internal Distribution, or any Internal Separation Transaction does not qualify for U.S. Tax-Free Status or (ii) any Foreign Separation intended to have Foreign Tax-Free Status does not qualify for such status, then (b) Parent shall promptly notify SpinCo in writing and, following such notice, each of the Parties shall report the relevant Foreign Separation, External Spin-Off Transaction, Internal Distribution, or Internal Separation Transaction, as applicable, in the manner set forth in such notice (and shall not be permitted to take positions inconsistent with such notice).
Section 3.05    Distribution Straddle Period Tax Allocation. In the case of any Distribution Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period.
Section 3.06    Consolidated or Combined Tax Returns. SpinCo will elect and join, and will cause its Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns and any Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Section 3.02(a). With respect to any Tax Return relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, which Tax Return otherwise would be a SpinCo Separate Return, SpinCo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, upon Parent’s request.
Section 3.07    Right to Review Tax Returns.
(a)    General. The Party that has responsibility for preparing and filing any material Tax Return under this Agreement shall make such Tax Return (or the relevant portions thereof) and related work papers available for review by the other Party, if requested, to the extent the requesting Party (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return, or (iv) reasonably requires such documents to confirm compliance with the terms of this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, Parent shall not be required to make any Parent Federal Consolidated Income Tax Return available for review by SpinCo. The Party that has responsibility for preparing and filing such Tax Return under this Agreement shall use reasonable efforts to make such Tax Return (or the relevant portions thereof) and related work papers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Return to provide the reviewing Party with a meaningful opportunity to review and comment on such Tax Return and shall consider such comments in good faith. The Parties shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Article 13 as promptly as practicable.
(b)    Execution of Returns Prepared by Other Party. In the case of any Tax Return that is required to be prepared by one Party under this Agreement and that is required by law to be signed by the other Party (or by its authorized representative), the Party that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a “more likely than not” basis (or comparable standard under state, local, or foreign law) for the Tax treatment of each material item reported on the Tax Return.
Section 3.08    SpinCo Carrybacks. SpinCo hereby agrees that, unless Parent otherwise consents in writing, (a) no Adjustment Request with respect to any Joint Return shall be filed, (b) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Joint Return any SpinCo Carryback arising in a Post-Distribution Period shall be made, and (c) no affirmative election shall be made to claim any such SpinCo Carryback; provided, however, that the Parties agree that any such Adjustment Request shall be made with respect to, and Parent shall consent to, any SpinCo Carryback related to Federal or State Income Taxes, upon the reasonable request of SpinCo, if (x) such SpinCo Carryback is necessary to prevent the loss of the Federal and/or State Income Tax Benefit of such SpinCo Carryback (including, but not limited to, an Adjustment Request with respect to a SpinCo Carryback of a federal or state capital loss arising in a Post-Distribution Period to a Pre-Distribution Period), and (y) such Adjustment Request will cause no Tax detriment to Parent, the Parent Group or any member of the Parent Group. Any Adjustment Request to which Parent consents under this Section 3.08 shall be prepared and filed by the Party that has responsibility for filing the Tax Return to be adjusted.
Section 3.09    Apportionment of Tax Attributes.
(a)    If the Parent Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any member of the SpinCo Group and treated as a carryover to the first Post-Distribution Period of SpinCo (or such member) shall be determined by Parent in accordance with (or otherwise in a manner that is not inconsistent with) the Code, Treasury Regulations and other administrative guidance, including (i) in the case of a Tax Attribute other than earnings and profits, Treasury Regulations Sections 1.1502-9(c), 1.1502-21, 1.1502-22, and 1.1502-79, and (ii) in the case of earnings and profits, in accordance with Section 312(h) of the Code and Treasury Regulations Section 1.312-10.
(b)    No Tax Attribute with respect to consolidated Federal Income Tax of the Parent Affiliated Group, other than those described in Section 3.09(a), and no Tax Attribute with respect to any consolidated, combined, or unitary State or Foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.
(c)    Parent shall use commercially reasonable efforts to determine or cause its designee to determine the portion, if any, of any Tax Attribute that must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 3.09 and applicable law and the amount of Tax basis and earnings and profits (including, for the avoidance of doubt, PTEP) to be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 3.09 and applicable Law, and shall provide written notice of the calculation thereof to SpinCo as soon as reasonably practicable after Parent or its designee prepares such calculation. For the absence of doubt, Parent shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under this Section 3.09 to be accurate or sustained under applicable Law, including as the result of any Final Determination.
(d)    Any written notice delivered by Parent pursuant to Section 3.09(c) shall be binding on SpinCo and each member of the SpinCo Group and shall not be subject to dispute resolution; provided that Parent shall consider in good faith any reasonable comments SpinCo may timely provide with respect to such written notice. Except to the extent otherwise required by a change in applicable Law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.
Section 3.10    Section 245A Election. With respect to any member of the SpinCo Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code immediately prior to the Distribution, Parent may, in its sole discretion, make or cause to be made the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax law that allows a closing of the books election) to close such entity’s Tax year for Federal Income Tax purposes as of the Effective Time.
Section 3.11    Gain Recognition Agreements. SpinCo shall, and shall cause its applicable domestic subsidiaries to, enter into a new “gain recognition agreement” within the meaning of Treasury Regulations Sections 1.367(a)-8(b)(1)(iv) and (c)(5) with respect to each of the transfers notified in writing by Parent to SpinCo within 180 days following the Distribution Date in order to avoid the occurrence of any “triggering event” within the meaning of Treasury Regulations Section 1.367(a)-8(j) that would otherwise occur as a result of the Transactions.
Section 3.12    Transfer Pricing. If, as the result of any Final Determination relating to intercompany transfer pricing (or any comparable intercompany arrangement) with respect to any item or items reflected on any Income Tax Return of a member of the Parent Group or the SpinCo Group for a Pre-Distribution Period, there is an increase in Income Taxes payable for such Tax Period by any member of the Parent Group or the SpinCo Group, respectively, then, upon the reasonable written request of, and at the expense of, Parent or SpinCo, as applicable, SpinCo or Parent, as applicable, shall (and shall cause its respective Affiliates to) amend any Tax Returns of any member of the SpinCo Group or the Parent Group, as applicable, to the extent such amendment would result in a corresponding or correlative reduction in Taxes otherwise payable by a member of the SpinCo Group or the Parent Group, as applicable, and shall promptly pay over any Tax Benefit actually realized in cash as a result of such amendment (determined on a “with or without” basis); provided, however, that no Party (nor any of its Affiliates) shall (a) have any obligation to amend any Tax Return pursuant to this Section 3.12 to the extent doing so would have an adverse effect on such Party (or any of its Affiliates) that is material or (b) be obligated to make a payment required pursuant to this Section 3.12 to the extent making such payment would place such Party (or any of its Affiliates) in a less favorable net after-Tax position than such Party (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized. If a Party or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

Article 4.    Calculation of Tax and Payments.
Section 4.01    Payment of Taxes with Respect to Tax Returns. Subject to Section 4.02:
(a)    with respect to any Tax Return, the Party responsible for filing such Tax Return shall pay any Tax required to be paid to the applicable Tax Authority on or before the relevant Payment Date; provided that, if (i) without regard to this proviso, such Tax is a Tax for which the Required Party is liable, and (ii) the applicable Tax Authority imposes interest or other similar additional amounts with respect to such Tax in advance of the Payment Date, then the “Payment Date” for purposes of this Section 4.01(a) shall instead refer to the last date on which payment of the Tax may be made without the Payor incurring any such interest or other additional amounts, and
(b)    in the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Party responsible for filing such Tax Return shall pay to the applicable Tax Authority when due (taking into account any automatic or validly elected extensions, deferrals, or postponements) any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.
Section 4.02    Indemnification Payments. If a Party (the “Payor”) is required pursuant to Section 4.01 (other otherwise under applicable Tax law) to pay to a Tax Authority a Tax for which another Party (the “Required Party”) is liable, in whole or in part, under this Agreement (including, for the avoidance of doubt, any administrative or judicial deposit required to be paid by the Payor to a Tax Authority or other Governmental Authority to pursue any Tax Contest, to the extent the Required Party would be liable under this Agreement for any Tax resulting from such Tax Contest), the Required Party shall reimburse the Payor within ten (10) business days of the delivery by the Payor to the Required Party of notification of the amount owed by the Required Party, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the Payor to the relevant Tax Authority or other Governmental Authority, provided that no such payment shall be required to be made earlier than five (5) business days prior to the relevant due date for payment of such Tax to the applicable Tax Authority or other Governmental Authority, taking into account any automatic or validly elected extensions, deferrals or postponements. If the amount to be paid by the Required Party pursuant to this Section 4.02 is in respect of any Tax in excess of $5 million required to be paid by the Payor to a single Tax Authority or other Governmental Authority on or prior to a single due date (taking into account any automatic or validly elected extensions, deferrals, or postponements), then the Required Party shall pay the Payor such amount no later than the later of (i) three (3) business days after delivery by the Payor to the Required Party of notification of the amount owed by the Required Party, together with reasonable documentation showing the basis for the calculation of such amount, and (ii) seven (7) business days prior to the due date for the payment of such Tax (taking into account any automatic or validly elected extensions, deferrals, or postponements). All indemnification payments shall be treated in the manner described in Section 12.01.
Section 4.03    Method for Making Payments. All indemnification payments required to be made under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that, if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group on the other hand, and vice versa.
Article 5.    Refunds.
Section 5.01    Refunds.
(a)    Except as set forth below, (i) Parent shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of (A) Taxes for which Parent is liable hereunder and (B) Foreign Income Taxes reported on any Tax Return for a Tax Period ending on or prior to (or including) the Distribution Date to the extent such Refund results in any member of the Parent Group actually realizing a cash Tax detriment arising from the disallowance or adjustment of any foreign Tax credit claimed by the Parent Group (taking into account any interest payable to the applicable Tax Authority as a result of such disallowance or adjustment) and such Tax detriment would not have arisen but for such disallowance or adjustment (determined on a “with and without” basis), (ii) SpinCo shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SpinCo is liable hereunder, and (iii) a Party receiving a Refund to which the other Party is entitled hereunder in whole or in part shall pay over such Refund (or portion thereof) to such other Party within ten (10) business days after such Refund is received or the benefit of such Refund is realized. To the extent that a Tax Authority requires Parent to apply or cause to be applied an overpayment of Taxes for which SpinCo (after the Distribution Date) is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by Parent in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by Parent to SpinCo pursuant to this Section 5.01(a), Parent shall pay such amount to SpinCo no later than the Payment Date for the Tax Return for which such overpayment is applied. To the extent that a Tax Authority requires SpinCo to apply or cause to be applied an overpayment of Taxes for which Parent (after the Distribution Date) is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by SpinCo in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by SpinCo to Parent pursuant to this Section 5.01(a), SpinCo shall pay such amount to Parent no later than the Payment Date for the Tax Return for which such overpayment is applied. Notwithstanding anything to the contrary herein, no Party (or any Affiliates of any Party) shall be obligated to make a payment otherwise required pursuant to this Section 5.01(a) to the extent making such payment would place such Party (or any of its Affiliates) in a less favorable net after-Tax position than such Party (or such Affiliate) would have been in if the relevant Refund had not been realized.

(b)    If (i) (A) a member of the SpinCo Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 3.04, in each case, that increases Taxes for which a member of the Parent Group is liable (or reduces any Tax Attribute of a member of the Parent Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis) or (B) a member of the Parent Group (such member of the Parent Group, in the case of this clause (B), and the relevant member of the SpinCo Group, in the case of clause (A), the “Benefited Party”) actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 3.04, in each case, that increases any Taxes for which a member of the SpinCo Group is liable (or reduces any Tax Attribute of a member of the SpinCo Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), and (ii) the aggregate Tax Benefit realized or realizable by the Benefited Party as a result of such adjustment or reporting would reasonably be expected to exceed $5 million, then the Benefited Party shall pay to the other Party, within ten (10) business days following such actual realization of the Tax Benefit, an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment). Notwithstanding anything to the contrary herein, no Party (or any Affiliates of any Party) shall be obligated to make a payment otherwise required pursuant to this Section 5.01(b) to the extent making such payment would place such Party (or any of its Affiliates) in a less favorable net after-Tax position than such Party (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized.
(c)    If a Party or one of its Affiliates pays over any amount pursuant to this Section 5.01 in respect of a Refund or Tax Benefit and all or a portion of such Refund or Tax Benefit is subsequently disallowed or adjusted by a Tax Authority or in a Tax Contest, such disallowance or adjustment shall be allocated to the Parties in the same manner in which such Refund or Tax Benefit was allocated pursuant to this Section 5.01, and an appropriate adjusting payment shall be promptly made (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.
(d)    No later than ten (10) business days after a Tax Benefit described in Section 5.01(b) is actually realized in cash by the Benefited Party, Parent (if the Benefited Party is a member of the Parent Group) or SpinCo (if the Benefited Party is a member of the SpinCo Group) shall provide the other Party with a written calculation of the amount payable to the other Party by the Benefited Party pursuant to this Article 5. If such other Party disagrees with any such calculation described in this Section 5.01(d), such other Party shall so notify the Benefited Party in writing within ten (10) business days of receiving the written calculation set forth above in this Section 5.01(d). The Parties shall endeavor in good faith to resolve such disagreement and, failing that, the amount payable under this Article 5 shall be determined in accordance with the provisions of Article 13 as promptly as practicable.
(e)    SpinCo shall be entitled to any Refund that is attributable to, and would not have arisen but for, a SpinCo Carryback pursuant to the proviso set forth in Section 3.08; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such SpinCo Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Parent Group or an Affiliate thereof if (i) such Tax Attributes expire unutilized, but would have been utilized but for such SpinCo Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been utilized but for such SpinCo Carryback. Any such payment of such Refund made by Parent to SpinCo pursuant to this Section 5.01(e) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Parent Group Tax Attribute to a Tax Period in respect of which such Refund is received) that would affect the amount to which SpinCo is entitled, and an appropriate adjusting payment shall be made by SpinCo to Parent such that the aggregate amount paid pursuant to this Section 5.01(e) equals such recalculated amount.
Section 5.02    Parent and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.
(a)    Allocation of Deductions. To the extent permitted by applicable law, Income Tax deductions arising by reason of the grants of or exercises of options or stock appreciation rights or the grants of or vesting or settlement of restricted stock units, performance share awards, or deferred stock unit awards, in each case, following the Effective Time, with respect to Parent stock or SpinCo stock (such options, stock appreciation rights, restricted stock units, performance share awards, and deferred stock unit awards, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of a Parent Employee or Former Employee, solely by the Parent Group, (ii) in the case of a SpinCo Employee, solely by the SpinCo Group, and (iii) in the case of a non-employee director, by the issuing corporation.
(b)    Withholding and Reporting. To the extent permitted by applicable law, responsibility for all applicable Taxes (including, but not limited to, withholding and excise Taxes) and the obligation to satisfy, or cause to be satisfied, all applicable Tax withholding and/or reporting obligations, in each case, with respect to Compensatory Equity Interests held by a current or former employee or non-employee director shall be allocated to and borne by: (i) in the case of a Parent Employee or Former Employee, solely the Parent Group, (ii) in the case of a SpinCo Employee, solely the SpinCo Group, and (iii) in the case of a non-employee director, the issuing corporation.
Article 6.    Tax-Free Status.
Section 6.01    Representations and Warranties.
(a)    Each of Parent and SpinCo hereby represents and warrants that (i) it has reviewed each of the Tax Materials, and (ii) subject to any qualifications therein, all information, representations and covenants contained therein that relate to such Party or any member of its Group are true, correct, and complete.
(b)    SpinCo represents and warrants that (i) it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement, any other Transaction Document or the Tax Materials to be untrue, and (ii) during the two (2)-year period ending on the Distribution Date, there was no “agreement, understanding, arrangement, or substantial negotiations” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the SpinCo Capital Stock or the Capital Stock of any Controlled Company (or any predecessor of SpinCo or any Controlled Company); provided that no representation or warranty is made regarding the absence of any “agreement, understanding, arrangement, or substantial negotiations” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Parent (or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors) who are not officers or directors of SpinCo.
(c)    SpinCo represents and warrants that it has no plan or intention of selling, transferring or otherwise disposing of, or liquidating, merging, amalgamating, consolidating, converting (through a check-the-box election or otherwise) (or causing or permitting any member of its Group to take any such action with respect to) any equity interests in the entities set forth on Schedule B.
(d)    SpinCo makes the representations and warranties set forth on Schedule C.
Section 6.02    Restrictions on SpinCo.
(a)    SpinCo agrees that it will not take or fail to take, and will not cause or permit any of its Affiliates to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, statement, information, covenant, or representation in this Agreement, the Separation and Distribution Agreement, any other Transaction Documents, or any of the Tax Materials.
(b)    SpinCo agrees that it will not take or fail to take, and will not cause or permit any of its Affiliates to take or fail to take, any action where such action or failure to act would, or could reasonably be expected to, prevent U.S. Tax-Free Status or Foreign Tax-Free Status.
(c)    SpinCo agrees that, from the date hereof until the first business day after the Restriction Period, it will (and will cause each Controlled Company and each Controlled SAG to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Controlled Active Trades or Businesses, and (ii) not engage in any transaction that would result in any Controlled Company ceasing to be engaged in the active conduct of the relevant Controlled Active Trades or Businesses for purposes of Section 355(b)(2) of the Code.
(d)

(i)    SpinCo agrees that, from the date hereof until the first business day after the Restriction Period, it will not:
(A)    enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (3) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of SpinCo or otherwise);
(B)    liquidate or partially liquidate (including taking any action that is a liquidation for Federal Income Tax purposes);
(C)    merge, consolidate, or amalgamate with any other Person;
(D)    in a single transaction or series of transactions (1) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of (including in any transaction treated for Federal Income Tax purposes as a sale, transfer, or disposition), other than sales, transfers, or other dispositions of inventory in the ordinary course of business, all or substantially all the assets (including any shares of capital stock of a Subsidiary) that were transferred to SpinCo pursuant to the SpinCo Contribution, or (2) sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of (including in any transaction treated for Federal Income Tax purposes as a sale, transfer, or disposition) twenty-five percent (25%) or more of the consolidated gross assets of SpinCo and its Affiliates or the gross assets of the Controlled Active Trade or Business relied upon by SpinCo (in each case, such percentage to be measured based on fair market value of the assets as of the Distribution Date);
(E)    redeem or otherwise repurchase (directly or through an Affiliate) any SpinCo Capital Stock, or rights to acquire SpinCo Capital Stock, except to the extent such repurchases meet the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the amendment by Revenue Procedure 2003-48);
(F)     amend its certificate of incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock into another class of SpinCo Capital Stock);

(G)    take any other action or actions (including any action or transaction that would reasonably be expected to be inconsistent with any representation or covenant made in the Tax Materials) which in the aggregate (and taking into account any other transactions described in this Section 6.02(d)(i)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly Capital Stock representing a Fifty-Percent or Greater Interest in SpinCo (or any successor) or otherwise jeopardize the U.S. Tax-Free Status of the Distribution, any Internal Distribution, or any Internal Separation Transaction; or
(H)    cause or permit any Controlled Company in any Internal Distribution to take any action or enter into any transaction described in the preceding clauses (B) through (G) (substituting references therein to “SpinCo,” the “SpinCo Contribution,” and “SpinCo Capital Stock” with references to the relevant Controlled Company, the transfer of assets to such Controlled Company pursuant to the Transactions, and the Capital Stock of such Controlled Company);
in each case, unless, prior to taking any such action set forth in the foregoing clauses (A) through (H), (x) SpinCo shall have requested that Parent obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or other ruling from an applicable Tax Authority (a “Post-Distribution Ruling”) in accordance with Section 6.04(a) and (c) to the effect that such transaction will not affect the U.S. Tax-Free Status of any External Spin-off Transaction or any Internal Distribution, and Parent shall have received such Post-Distribution Ruling in form and substance satisfactory to Parent in its discretion (and in determining whether a Post-Distribution Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Post-Distribution Ruling), (y) SpinCo shall have provided Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and any management representations used as a basis for the opinion), or (z) Parent shall have waived (which waiver may be withheld by Parent in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling and/or Unqualified Tax Opinion.
(ii)    SpinCo agrees that, unless Parent consents in writing, it will not (and will not cause or permit any of its Affiliates to) take any of the Specified Restricted Actions.
(e)    Certain Acquisitions of SpinCo Capital Stock. If SpinCo proposes to enter into any Section 6.02(e) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 6.02(e) Acquisition Transaction, proposes to permit any Section 6.02(e) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first business day after the Restriction Period, SpinCo shall provide Parent, no later than ten (10) days following the signing of any written agreement with respect to the Section 6.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of

SpinCo Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of SpinCo to the effect that the Section 6.02(e) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.02(d)(i) apply (a “SpinCo CFO Certificate”).
Section 6.03    Restrictions on Parent. Parent agrees that it will not take or fail to take, and will not cause or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, statement, information, covenant, or representation in this Agreement, the Separation and Distribution Agreement, any other Transaction Documents, or any of the Tax Materials. Parent agrees that it will not take or fail to take, and will not cause or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would, or could reasonably be expected to, prevent U.S. Tax-Free Status or Foreign Tax-Free Status.
Section 6.04    Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.
(a)    Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request. If SpinCo notifies Parent that it desires to take one of the actions described in Section 6.02(d)(i) (a “Notified Action”), Parent shall cooperate with SpinCo and use its commercially reasonable efforts to seek to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take such Notified Action, unless Parent shall have waived the requirement to obtain such ruling or opinion. Notwithstanding the foregoing, Parent shall not be required to file, cooperate in the filing of, or provide consent for SpinCo to file any request for a Post-Distribution Ruling under this Section 6.04(a) unless SpinCo represents that (i) it has reviewed the request for such Post-Distribution Ruling, and (ii) all statements, information, and representations relating to any member of the SpinCo Group contained in such request and related documents are (subject to any qualifications therein) true, correct, and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SpinCo within ten (10) business days after receiving an invoice from Parent therefor.
(b)    Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to seek and obtain a private letter ruling (or other ruling) from the IRS (and/or any other applicable Tax Authority or, if applicable, a supplemental private letter ruling or other ruling) concerning any Transaction (including the impact of any transaction thereon) or an Unqualified Tax Opinion (or other opinion of a Tax Advisor with respect to any of the Transactions) at any time in its sole and absolute discretion. If Parent determines to seek and obtain such a private letter ruling (or other ruling) or an Unqualified Tax Opinion (or other opinion), SpinCo shall (and shall cause its Affiliates to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the private letter ruling (or other ruling) or Unqualified Tax Opinion (or other opinion) (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS (and/or any other applicable Tax Authority) or Tax Advisor). Parent and SpinCo shall each bear its own costs and expenses incurred in seeking and obtaining such a private letter ruling (or other ruling) or Unqualified Tax Opinion (or other opinion) requested by Parent.
(c)    Ruling Process Control. SpinCo agrees that Parent shall have sole and exclusive control over the process of obtaining any private letter ruling (or other ruling) and that only Parent shall apply for such a private letter ruling (or other ruling). SpinCo shall not, nor shall SpinCo permit any of its Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal, or otherwise) at any time concerning any Transaction that is the subject of a Tax Opinion/Ruling (including the impact of any other action or transaction on any of the foregoing).
Section 6.05    Liability for Separation Tax Losses.
(a)    Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver described in clause (x), (y) or (z) of Section 6.02(d)(i) may have been provided), but subject to Section 6.05(c), SpinCo shall be responsible for, and shall indemnify and hold harmless Parent, its Affiliates and its officers, directors and employees from and against one hundred percent (100%) of any Separation Tax Losses that are attributable to or result from any one or more of the following: (i) the acquisition, after the Effective Time, of all or a portion of SpinCo Capital Stock and/or its subsidiaries’ assets (including any Capital Stock of any Controlled Company) by any means whatsoever by any Person; (ii) any “agreement, understanding, arrangement, or substantial negotiations” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more such officers or directors regarding transactions or events that cause the Distribution or any of the Internal Distributions to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Capital Stock of SpinCo and/or any Controlled Company, in each case, representing a Fifty-Percent or Greater Interest therein, as applicable; (iii) any action or failure to act by SpinCo or any other member of the SpinCo Group after the Distribution (including, without limitation, any amendment to such Person’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of SpinCo Capital Stock and/or the Capital Stock of any Controlled Company (including, without limitation, through the conversion of one class of such Capital Stock into another class of such Capital Stock); (iv) any act or failure to act by SpinCo or any other member of the SpinCo Group described in Section 6.02 (regardless of whether such act or failure to act is covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver described in clause (x), (y) or (z) of Section 6.02(d)(i) or by a SpinCo CFO Certificate described in Section 6.02(e)); or (v) any breach by SpinCo of any of its agreements or representations set forth in Section 6.01 (other than Section 6.01(a)).
(b)    Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, but subject to Section 6.05(c), Parent shall be responsible for, and shall indemnify and hold harmless SpinCo and its Affiliates and its officers, directors and employees from and against, one hundred percent (100%) of any Separation Tax Losses that are attributable to or result from any one or more of the following: (i) the acquisition, after the Effective Time, of all or a portion of Parent Capital Stock and/or its subsidiaries’ assets (including any Capital Stock of any member of the Parent Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in the Distribution or any Internal Distribution) by any means whatsoever by any Person; (ii) any “agreement, understanding, arrangement, or substantial negotiations” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other person with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events that cause the Distribution or any of the Internal Distributions to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Capital Stock of Parent or any member of the Parent Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in the Distribution or any Internal Distribution, in each case, representing a Fifty-Percent or Greater Interest therein; or (iii) any act or failure to act by Parent or any other member of the Parent Group described in Section 6.03.
(c)    To the extent that any Separation Tax Loss is subject to indemnity under both Section 6.05(a) and Section 6.05(b), responsibility for such Separation Tax Loss shall be shared by Parent, on the one hand, and SpinCo, on the other hand, according to relative fault as determined by the Parties in good faith.
(d)    Notwithstanding anything to the contrary in this Agreement or the Separation and Distribution Agreement:
(i)    with respect to (A) any Separation Tax Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent or any member of the Parent Group that was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in the Distribution or any Internal Distribution) and (B) any other Separation Tax Loss, in each case, resulting, in whole or in part, from an acquisition after the Distribution of any Capital Stock or assets of SpinCo (or any SpinCo Affiliate) by any means whatsoever by any Person or any action or failure to act by SpinCo affecting the voting rights of SpinCo, SpinCo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and its officers, directors and employees from and against, one hundred percent (100%) of such Separation Tax Loss; and
(ii)    for purposes of calculating the amount and timing of any Separation Tax Loss for which SpinCo is responsible under this Section 6.05, Separation Tax Losses shall be calculated by assuming that Parent, the Parent Affiliated Group, and each member of the Parent Group (A) pay Tax at the highest marginal corporate Tax rates in effect in each relevant Tax Period and (B) have no Tax Attributes in any relevant Tax Period.
(e)    Notwithstanding anything to the contrary in this Agreement or the Separation and Distribution Agreement, with respect to (i) any Separation Tax Losses resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in SpinCo or any other Controlled Company) and (ii) any other Separation Tax Loss, in each case, resulting, in whole or in part, from an acquisition after the Distribution of any Capital Stock or assets of Parent (or any Affiliate of Parent) by any means whatsoever by any Person (other than as a result of an acquisition in any Internal Distribution or Internal Separation Transaction), Parent shall be responsible for, and shall indemnify and hold harmless SpinCo, its Affiliates and its officers, directors and employees from and against, one hundred percent (100%) of such Separation Tax Loss.
(f)    Notwithstanding anything to the contrary in this Agreement or the Separation and Distribution Agreement:
(i)    SpinCo shall pay Parent the amount for which SpinCo has an indemnification obligation under this Section 6.05: (A) in the case of Separation Tax Losses described in clause (a) of the definition of “Separation Tax Losses,” no later than the later of (x) five (5) business days after delivery by Parent to SpinCo of an invoice for the amount of such Separation Tax Losses or (y) two (2) business days prior to the date Parent files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction (provided that, if such Separation Tax Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then SpinCo shall pay Parent no later than the later of (x) five (5) business days after delivery by Parent to SpinCo of an invoice for the amount of such Separation Tax Losses or (y) two (2) business days prior to the date for making payment with respect to such Final Determination), and (B) in the case of Separation Tax Losses described in clause (b) or (c) of the definition of “Separation Tax Losses,” no later than the later of (x) five (5) business days after delivery by Parent to SpinCo of an invoice for the amount of such Separation Tax Losses or (y) two (2) business days after the date Parent pays such Separation Tax Losses.
(ii)    Parent shall pay SpinCo the amount for which Parent has an indemnification obligation under this Section 6.05: (A) in the case of Separation Tax Losses described in clause (a) of the definition of “Separation Tax Losses,” no later than the later of (x) five (5) business days after delivery by SpinCo to Parent of an invoice for the amount of such Separation Tax Losses or (y) two (2) business days prior to the date SpinCo files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction (provided that, if such Separation Tax Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Parent shall pay SpinCo no later than the later of (x) five (5) business days after delivery by SpinCo to Parent of an invoice for the amount of such Separation Tax Losses or (y) two (2) business days prior to the date for making payment with respect to such Final Determination), and (B) in the case of Separation Tax Losses described in clause (b) or (c) of the definition of “Separation Tax Losses,” no later than the later of (x) five (5) business days after delivery by SpinCo to Parent of an invoice for the amount of such Separation Tax Losses or (y) two (2) business days after the date SpinCo pays such Separation Tax Losses.

(g)    Protective Election.    If Parent determines, in its sole discretion, that one or more protective elections under Section 336(e) of the Code and the Treasury Regulations issued thereunder and any similar provision of state or local Tax Law (each, a “Section 336(e) Election”) shall be made with respect to the Distribution or any of the Internal Distributions, SpinCo shall (and shall cause its relevant Affiliates to) join Parent (and/or its relevant Affiliates) in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution or any of the Internal Distributions, then this Agreement shall be amended in such a manner, if any, as is determined by Parent in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the SpinCo Contribution, the Distribution, or any Internal Distribution fails to have U.S. Tax-Free Status and Parent is not entitled to indemnification for the Separation Tax Losses arising from such failure, SpinCo shall pay over to Parent any Tax Benefits realized by SpinCo or any member of the SpinCo Group arising from the step-up in Tax basis resulting from the relevant Section 336(e) Election).
Article 7.    Assistance and Cooperation.
Section 7.01    Assistance and Cooperation.
(a)    The Parties shall reasonably cooperate (and cause their respective Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in a Party’s possession relating to any other Party and its Affiliates available to such other Party, upon reasonable notice, as provided in Article 8. Each of the Parties shall also make available to the other Party, as reasonably requested and on a mutually convenient basis, personnel (including officers, directors, employees, and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
(b)    Any information or documents provided under this Article 7 or Article 8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other Transaction Document, (i) neither Parent nor any Affiliate of Parent shall be required to provide SpinCo or any of its Affiliates or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents, or procedures that relate solely to a member of the SpinCo Group, the SpinCo Business, or the assets of SpinCo or any Affiliate of SpinCo;

(ii) neither SpinCo nor any of its respective Affiliates shall be required to provide Parent or any of its Affiliates or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents, or procedures that relate solely to a member of the Parent Group, the Parent Business, or the assets of Parent or any of its Affiliates; (iii) in no event shall Parent or any of its Affiliates be required to provide SpinCo or any of its Affiliates or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege; and (iv) in no event shall SpinCo or any of its Affiliates be required to provide Parent or any of its Affiliates or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege. In addition, in the event that Parent determines that the provision of any information or documents to SpinCo or any of its Affiliates, or SpinCo reasonably determines that the provision of any information or documents to Parent or any of its Affiliates could be commercially detrimental, violate any Law or agreement, or waive any Privilege, the Parties shall use reasonable best efforts to permit each other’s compliance with its obligations under this Article 7 and Article 8 in a manner that avoids any such harm or consequence.
Section 7.02    Tax Return Information. Each of SpinCo and Parent acknowledges that time is of the essence in relation to any request for information, assistance, or cooperation made by Parent or SpinCo pursuant to Section 7.01 or this Section 7.02. Each of SpinCo and Parent acknowledges that failure to conform to the deadlines set forth in this Agreement or reasonable deadlines otherwise set by SpinCo or Parent could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns. Any information or documents required by the Party that is responsible to prepare such Tax Returns under this Agreement shall be provided in such form as the preparing Party reasonably requests and in sufficient time for such Tax Returns to be filed on a timely basis; provided that this Section 7.02 shall not apply to information governed by Section 3.09. In the event that, following the Distribution Date, SpinCo receives notice from any Tax Authority that any Foreign Income Taxes reported on any Tax Return for a Tax Period ending on or prior to (or including) the Distribution Date may be subject to adjustment, SpinCo shall provide written notice thereof to Parent within five (5) business days following receipt of such notice.
Section 7.03    Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of Parent identifying the information being so relied upon, the Chief Financial Officer of SpinCo (or any officer of SpinCo as designated by the Chief Financial Officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Article 7, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

Section 7.04    Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with Taxes and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of SpinCo identifying the information being so relied upon, the Chief Financial Officer of Parent (or any officer of Parent as designated by the Chief Financial Officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article 7, a member of the SpinCo Group with inaccurate or incomplete information in connection with a Tax liability; provided that this Section 7.04 shall not apply to information governed by Section 3.09.
Article 8.    Tax Records.
Section 8.01    Retention of Tax Records. Each Party shall preserve and keep all Tax Records and related work papers and other documentation in its possession as of the date hereof exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations (including any waivers or extensions thereof), or (b) ten (10) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon sixty (60) days’ prior written notice to the other Party. If, prior to the Retention Date, either Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60)-day period, all or any part of such Tax Records.
Section 8.02    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession pertaining to Pre-Distribution Periods to the extent reasonably required by the other Party in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
Article 9.    Tax Contests.
Section 9.01    Notice. Each of Parent and SpinCo shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment, or proceeding or other Tax Contest related to Taxes for any

Tax Period for which it may be entitled to indemnification by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. The failure of one Party to notify the other Party of such communication in accordance with the immediately preceding sentences shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually prejudices the ability of such other Party to contest such Tax liability or increases the amount of such Tax liability.
Section 9.02    Control of Tax Contests.
(a)    Separate Taxes and Joint Returns with Respect to Other Taxes. In the case of any Tax Contest with respect to any (i) Separate Return or (ii) Joint Return with respect to Other Taxes, the Party having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(d).
(b)    Parent Federal Consolidated Income Tax Return and Parent State Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return or Parent State Combined Income Tax Return, Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(d)(i).
(c)    Parent Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent Foreign Combined Income Tax Return, Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(d)(i).
(d)    Separation-Related Tax Contests.
(i)    In the event of any Separation-Related Tax Contest as a result of which SpinCo could reasonably be expected to become exclusively liable for any Tax or Separation Tax Losses and which Parent has the right to administer and control pursuant to Section 9.02(a), (b) or (c), (A) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, (B) Parent shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (D) Parent shall provide SpinCo copies of any written materials relating to such Tax Contest received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Separation-Related Tax Contest described in this Section 9.02(d)(i)

shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article VII of the Separation and Distribution Agreement.
(ii)    In the event of any Separation-Related Tax Contest with respect to any SpinCo Separate Return as a result of which Parent could reasonably be expected to become liable for any Tax or Separation Tax Losses, (A) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (B) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) Parent shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that, in the case of any Separation-Related Tax Contest as a result of which Parent could reasonably be expected to become liable for any Tax or Separation Tax Losses which SpinCo has the right to administer and control pursuant to Section 9.02(a), Parent shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 9.02(d)(i) shall apply.
(e)    Power of Attorney. Without limiting the generality of Section 16.16, SpinCo shall (and shall cause each member of the SpinCo Group to) execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest controlled by Parent described in this Article 9 within five (5) business days of such request.
Article 10.    Effective Time; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall become effective as of the Effective Time. As of the Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among Parent and/or members of the Parent Group, on the one hand, and SpinCo and/or members of the SpinCo Group, on the other hand, shall be terminated, and (b) amounts due under such agreements or arrangements as of the Distribution Date shall be settled. Upon such termination and settlement, no further payments by or to Parent or such members of the Parent Group or by or to SpinCo or such members of the SpinCo Group, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements shall cease at such time. Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement; provided that, to the extent appropriate, as determined by Parent, payments made pursuant to such agreements or arrangements shall be credited to SpinCo or Parent, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Article 11.    Survival of Obligations. The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
Article 12.    Treatment of Payments.
Section 12.01    Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, (a) any Cash Adjustment Amount and any indemnity payment required by this Agreement or the Separation and Distribution Agreement (other than any payment of interest or State Income Taxes by or to a Tax Authority) shall be reported for Tax purposes by the payor and the recipient (and their respective Affiliates) as either a contribution by Parent to SpinCo (if such payment is made by Parent to SpinCo) or a distribution by SpinCo to Parent (if such payment is made by SpinCo to Parent), as the case may be, occurring immediately prior to the External Spin-Off and (b) any payment of interest or State Income Taxes by or to a Tax Authority shall be reported for Tax purposes by the Parties as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment. The Parties shall cooperate in good faith (including, where relevant, by using commercially reasonable efforts to establish local payment arrangements between each Party’s Subsidiaries) to minimize or eliminate, to the extent permissible under applicable law, any Tax that would otherwise be imposed with respect to any payment required by this Agreement or by the Separation and Distribution Agreement (or maximize the ability to obtain a credit for, or refund of, any such Tax).
Section 12.02    Tax Gross-Up. If, notwithstanding the manner in which payments described in Section 12.01 were reported, there is a Tax liability or an adjustment to a Tax liability of either Party as a result of its receipt of an indemnity payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.
Section 12.03    Interest Under This Agreement. Notwithstanding anything herein to the contrary, to the extent that one Party makes a payment of interest to another Party under this Agreement with respect to the period from (a) the date that the payor was required to make a payment to the payee to (b) to the date that the payor actually made such payment, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by Law) and as interest income by the payee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the payor or increase in Tax to the payee.
Article 13.    Disagreements.
Section 13.01    Discussion. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.
Section 13.02    Escalation. If, within thirty (30) days, such good-faith negotiations do not resolve the Dispute, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such Dispute. The Accounting Firm, if appointed, shall make determinations with respect to the disputed items based solely on representations made by Parent, SpinCo, and members of their respective Groups, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all Disputes submitted to it no later than thirty (30) days after such submission, but in no event later than any due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and the Parties agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all Disputes submitted to it in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of the Parent Group, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.
Section 13.03    Injunctive Relief. Nothing in this Article 13 will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the Accounting Firm could result in serious and irreparable injury to either Party.
Article 14.    Late Payments. Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at [●]% per annum or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly, from the due date of the payment to the date paid.
Article 15.    Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 16.    General Provisions.
Section 16.01    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement and the Schedules appended hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations in respect of any Tax matters between or among any member or members of the Parent Group and any member or members of the SpinCo Group, including, for the avoidance of doubt, any agreements, plans, or other arrangements entered into between any member or members of the Parent Group and any member or members of the SpinCo Group pursuant to the Separation Step Plan.
(c)    Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(d)    Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 16.02    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
(b)    Each Party irrevocably agrees that any litigation relating to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereby consents to the service of process in accordance with Section 16.05; provided that (x) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (y) each such Party’s consent to jurisdiction and service contained in this Section 16.02(b) is solely for the purpose referred to in this Section 16.02(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
(c)    EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 16.03    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable.
Section 16.04    Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person, except the

Parties, any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 16.05    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by electronic mail (“email”), and provided that a Party may supplementally (and shall supplementally, if an automatic failure of delivery notice is received in response to the applicable email) deliver a notice by delivery in person, by overnight courier service, or by certified mail, return receipt requested, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16.05):
If to Parent, to:
3M Company
3M Tax
3M Center
St. Paul, MN  55144
Attention:  [●]
Email:  [●]
with a copy (which shall not constitute notice) to:
3M Company
3M Office of General Counsel
3M Center
St. Paul, MN 55144
Attention:  [●]
Email:  [●]
If to SpinCo, to:
Solventum Corporation
[●]
[●]
Attention:  [●]
Email:  [●]
A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
Section 16.06    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 16.07    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as commercially reasonably practicable.
Section 16.08    No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any other member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement, or (b) any other amounts claimed to be owed to the other Party or any other member of its Group arising out of this Agreement.
Section 16.09    Expenses. Except as otherwise expressly set forth in this Agreement or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.
Section 16.10    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 16.11    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 16.12    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
Section 16.13    Amendments. No provision of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
Section 16.14    Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in [St. Paul, Minnesota] or [●]; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●].
Section 16.15    Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.

Section 16.16    Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article 9 and to make all filings with any Governmental Authority.
Section 16.17    Mutual Drafting; Precedence.
(a)    This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
(b)    In the event of any inconsistency between this Agreement, the Separation and Distribution Agreement, or any other Transaction Documents, with respect to the subject matter hereof, the provisions of this Agreement shall control.
Section 16.18    No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, no Party shall be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
Section 16.19    Subsidiaries. If, at any time, SpinCo acquires or creates one or more subsidiaries that are includable in the SpinCo Group, they shall be subject to this Agreement and all references to the SpinCo Group herein shall thereafter include a reference to such subsidiaries.
Section 16.20    Successors. This Agreement shall be binding on, and inure to the benefit of, any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including, but not limited to, any successor of Parent or SpinCo succeeding to the Tax Attributes of each under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.
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IN WITNESS WHEREOF, the Parties have caused this Tax Matters Agreement to be executed by their respective duly authorized representatives as of the date first written above.

3M COMPANY

By:
Name:
Title:

SOLVENTUM CORPORATION

By:
Name:
Title:
[Signature Page to Tax Matters Agreement]